Exhibit 10.3

Personal and Confidential

July 25, 2025

Nasser Khan

Via e-mail

Re: Retention Bonus Agreement

Dear Nasser:

Acadia Management Company, LLC, a Delaware limited liability company (the “Company”), is pleased to offer you the opportunity to earn a supplemental cash award (the “Supplemental Cash Award”) on the terms and subject to the conditions set forth in this letter agreement (this “Agreement”).

1.
Supplemental Cash Award. The total amount of the Supplemental Cash Award will be $300,000, less applicable taxes, deductions and withholdings. You will earn the Supplemental Cash Award if you remain continuously employed by the Company from the date of this Agreement through March 31, 2028 (the “Payment Date”). Notwithstanding the foregoing, if your employment with the Company terminates due to an Involuntary Termination (as defined below) prior to the Payment Date, you shall be entitled to the full amount of the Supplemental Cash Award, provided that you execute, within the time provided by the Company to do so (and do not exercise any applicable revocation rights), a release of all claims in a form acceptable to the Company (the “Release”).

If earned, the Supplemental Cash Award will be paid to you in a lump sum cash payment on the Company’s first regular pay date coincident with or next following the date that is 30 days after the earlier to occur of the Payment Date or the effective date of the Release following an Involuntary Termination.

2.
Definitions. For purposes of this Agreement:
a.
“Involuntary Termination” means the termination of your employment by the Company without Cause (as defined below) or your resignation for Good Reason (as defined below) after the date of this Agreement and on or before the Bonus Date that results in you no longer being employed by the Company or any of its affiliates.
b.
“Cause” has the meaning set forth in your Employment Agreement.
c.
“Employment Agreement” means the Employment Agreement dated as of May 23,2024, by and between you and the Company.
d.
“Good Reason” has the meaning set forth in the Employment Agreement.

6100 Tower Circle, Suite 1000 | Franklin, TN 37067

www.acadiahealthcare.com

Exhibit 10.3

3.
No Right to Continued Employment; Other Benefits. Nothing in this Agreement changes the “at will” nature of your employment (meaning either you or the Company may terminate your employment at any time and for any reason, or for no reason at all) or confers upon you the right to continue to be employed by the Company or any of its affiliates for any particular period of time. The Supplemental Cash Award will not be taken into account to increase any benefits or compensation provided, or to continue coverage, under any other plan, program, policy or arrangement of the Company or any of its affiliates.
4.
Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Delaware (without regard to the conflicts of laws principles thereof) and applicable federal law.
5.
Counterparts; Amendment. This Agreement may be executed in multiple counterparts and may be amended only by a written instrument executed by you and the Company.
6.
Other Terms. Neither you nor your beneficiaries will be permitted to anticipate, encumber or dispose of any right, title, interest or benefit hereunder in any manner or any time until the Bonus has been paid to you.

Please review this Agreement carefully and, if you agree with all the terms and conditions as specified above, please sign and date this Agreement in the space below and return the signed Agreement to Brittany Whitman so that it is received by Brian Farley no later than August 15, 2025.

[Signature Page Follows]

6100 Tower Circle, Suite 1000 | Franklin, TN 37067

www.acadiahealthcare.com

Exhibit 10.3

Sincerely,

ACADIA Management COmpany, LLC

By:

Name: Brian P. Farley

Title: Executive Vice President, General Counsel & Secretary

ACKNOWLEDGED AND AGREED:

Nasser Khan

Date:

6100 Tower Circle, Suite 1000 | Franklin, TN 37067

www.acadiahealthcare.com